Exhibit 16.1

July 7, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated July 7, 2026, of Oncolytics Biotech Inc. and are in agreement with the statements contained in the second, third and fifth paragraphs of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Calgary, Canada